EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of Private Media Group, Inc. for the registration of 2,293,750 shares of its Common Stock, Inc. and to the incorporation by reference therein of our report dated April 11, 2002, with respect to the consolidated financial statements of Private Media Group, Inc. as of December 31, 2001, and for each of the two years then ended, included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG AB

Stockholm, Sweden

October 7, 2003